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                                                                      EXHIBIT 12

                              SWIFT ENERGY COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES

        ACTUAL                                                                                       9 MOS.         9 MOS.
         DATA              1995           1994           1993           1992           1991           1996           1995
        ------          -----------    -----------    -----------    -----------    -----------    -----------    -----------
Gross G& A............   16,603,884     16,773,066     15,655,093     13,838,302     14,747,482     12,990,424     12,705,639
Net G&A...............    5,526,184      5,197,899      5,065,323      4,977,440      4,655,996      4,600,875      3,969,942
Interest Expense......    1,115,361(1)   1,795,133        597,465         76,477             --        293,907(2)   1,283,485
Rent Expense..........      869,191        965,389        961,280        922,001        884,397        728,540        656,560
N.I. Before Taxes.....    6,894,537      4,837,829      6,628,608      4,687,519      3,748,741     17,221,040      3,379,645
Capitalized
  Interest............    1,442,022        766,572        389,352        466,460        280,907        606,199      1,027,270
Depl. Capitalized
  Interest............       95,496         87,588         64,454         38,054         19,571        121,056         67,182

   CALCULATED DATA
   ---------------
Unallocated G&A (%)...        31.66%         30.99%         32.36%         35.97%         31.57%         35.42%         31.25%
Non-Capitalized Rent
  Expense.............      275,154        299,170        311,029        331,631        279,217        258,030        205,146
 1/3 Non-Capitalized
  Rent Expense........       91,718         99,723        103,676        110,544         93,072         86,010         68,382
Fixed Charges.........    2,649,101(1)   2,661,428      1,090,493        653,481        373,979        986,116(2)   2,379,137
Earnings..............    8,197,112(1)   6,820,273      7,394,203      4,912,594      3,861,384     17,722,013(2)   4,798,694
Ratio of Earnings to
  Fixed Costs.........         3.09           2.56           6.78           7.52          10.33          17.97           2.02
                         ==========     ==========     ==========     ==========     ==========     ==========     ==========

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(1) In the pro forma calculation of Ratio of Earnings to Fixed Charges for 1995, interest expense, fixed charges, and earnings were increased to $3,453,322, $4,987,062, and $10,535,073, respectively.

(2) In the pro forma calculation of Ratio of Earnings to Fixed Charges for the nine months ended 1996, interest expense, fixed charges, and earnings were increased to $3,010,108, $3,702,317, and $20,438,214, respectively.